Exhibit 99.1

ITG

FOR IMMEDIATE RELEASE

ITG RELEASES MAY 2006 U.S. TRADING
STATISTICS

NEW YORK, NY, June 8, 2006—Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that May 2006 U.S. trading volume was 3.4 billion shares and average daily volume (ADV) was 156 million shares. This compares to 2.7 billion shares and ADV of 143 million shares in April 2006 and 1.9 billion shares and ADV of 91 million shares in May 2005.

There were 22 trading days in May 2006, compared to 19 trading days in April 2006 and 21 trading days in May 2005.

Monthly volume statistics reflect commission-generating U.S. volume. These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ITG U.S. Trading Activity

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume

May:	22	3,433,010,921	156,045,951

Year-to-Date:	103	14,539,405,991	141,159,281

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About ITG

Investment Technology Group, Inc. (NYSE: ITG), is a specialized agency brokerage and technology firm that partners with clients globally to provide innovative solutions spanning the entire investment process. A pioneer in electronic trading, ITG has a unique approach that combines pre-trade analysis, order management, trade execution, and post-trade evaluation to provide clients with continuous improvements in trading and cost efficiency. The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific regions. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

ITG Contact:

Alicia Curran
(212) 444-6130